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                                                                      Exhibit 12


                      ROSE HILLS COMPANY AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES
                    (millions of dollars except for Ratios)

                                                                                Predecessor
                                                                                  Proforma        Company
                                                                                   Period         Period
                                                      Year           Year        from Jan. 1      from Nov.
                                                      ended         ended          through       19 through
                                                    December       December        Nov. 18,       Dec. 31,        1996
                                                    31, 1998       31, 1997          1996           1996       (Proforma)
                                                    --------       --------          ----           ----       ----------
Earnings:
 Income (Loss) before income taxes..............        3.0          (1.7)            1.7           (0.5)           1.2
Add: Fixed charges, net.........................       16.5          16.5             1.5            2.0            3.6
                                                       ----          ----            ----           ----           ----
 Income (Loss) before income taxes and
  fixed charges, net............................       19.5          14.8             3.2            1.5            4.8
Fixed Charges: Total interest expense...........       16.5          16.5             1.5            2.0            3.6
                                                       ----          ----            ----           ----           ----
  Total fixed charges...........................       16.5          16.5             1.5            2.0            3.6
                                                       ====          ====            ====           ====           ====
Ratio of earnings to fixed charges..............       1.18          0.90            2.13           0.75           1.33
                                                       ====          ====            ====           ====           ====
Coverage Deficiency.............................         --           1.7              --            0.5             --
                                                       ====          ====            ====           ====           ====